Exhibit 99.1
ANTHERA PHARMACEUTICALS REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS AND OPERATIONAL UPDATE
Anthera Pharmaceuticals Reports 2010 Third Quarter Results
HAYWARD, Calif., November 2, 2010 — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), today announced financial results and business highlights for the third quarter ended September 30, 2010.
Financial Results
Total operating expenses for the third quarter ended September 30, 2010, were $8.4 million, as compared to $3.4 million for the same period in 2009. For the nine months ended September 30, 2010, total operating expenses were $22.8 million, as compared to $10.5 million for the same period in 2009. The increase in operating expenses during the quarter and year-to-date ended September 30, 2010 was primarily the result of increased site qualifications and clinical enrollment in the Company’s Phase 3 clinical study VISTA-16 (Vascular Inflammation Suppression to Treat Acute Coronary Syndrome — 16 Weeks) and clinical enrollment and manufacturing development activities for Anthera’s A-623 Phase 2b study, known as PEARL-SC (A Randomized, Double-Blind Phase 2b Study to Evaluate the Efficacy, Safety, and Tolerability of A623 AdministRation in Subjects with Systemic Lupus Erythematosus). The quarterly and year-to-date results also reflect the expected increase in professional services and other costs associated with operating as a public company.
Anthera ended the third quarter of 2010 with approximately $73.1 million in cash and cash equivalents and short-term investments. Included in this amount is approximately $29.1 million in net proceeds pursuant to a private placement offering which closed on September 24, 2010. On November 1, 2010 the Department of Treasury notified Anthera that approximately $1.0M in grants have been approved under section 48D of the Internal Revenue Service code.
Recent Business Highlights
Regulatory
•	During the third quarter, enrollment, site qualification and start-up activities continued for the PEARL-SC Phase 2b study, which is examining the therapeutic benefit of A-623 in patients with systemic lupus erythematosus (lupus). Enrollment has begun in the United States and, subsequent to the third quarter, sites in Colombia and Mexico were initiated and are enrolling patients. The study remains on track for a biomarker analysis in the first half of 2011. The primary endpoint of the PEARL-SC study will be an SLE responder index. Details regarding the study can be found at http://www.clinicaltrials.gov/ct2/show/NCT01162681.
•	VISTA-16 site activations and patient enrollment are on schedule as of the end of the third quarter. Regulatory approvals and site initiations are ongoing in additional geographies. Stephen Nicholls, MD, John Kastelein, MD, and Greg Schwartz, MD, along with the Cleveland Clinic Coordinating Center for Clinical Research (C5), are providing executive oversight of the study.

•	Site monitoring and audits continue for the VISTA-16 study which is designed to reduce inflammation in high-risk patients following an ACS. Details regarding the study can be found at http://www.clinicaltrials.gov/ct2/show/NCT01130246.

•	The Journal of the American College of Cardiology (JACC) published an article in September 2010 based upon the FRANCIS study, which is investigating the effects of varespladib methyl on cardiovascular biomarkers in ACS patients.

•	IMPACTS Phase 2 final study report is expected before the end of the year. Options for the next stage of development are under review and protocol is currently being finalized.
Manufacturing
•	The second manufacturing campaign of A-623 clinical material was completed and passed all quality assurance specifications.

•	The Company continues to make progress with potential manufacturing partners for Phase 3.
In conjunction with the release of financial results for the third quarter ended September 30, 2010, Anthera will host a conference call at 5 pm Eastern Time, November 2, 2010. U.S. and Canadian participants may dial (877) 312-8807; international participants may dial (253) 237-1190. The conference ID is 19111226. To access the 24-hour audio replay, U.S. and Canadian participants may dial (800) 642-1687; international participants may dial (706) 645-9291. The conference ID for the replay is 19111226. The audio replay will be available until November 9, 2010. This conference call will be webcast live and archived on Anthera’s website until November 2, 2011, www.anthera.com.
About Anthera Pharmaceuticals
Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has one Phase 3 clinical program, varespladib, and two Phase 2 clinical programs, A-623 and A-001. Varespladib and A-001 inhibit a novel enzyme target known as sPLA2 . Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease (CAD). Anthera’s Phase 2 product candidate, A-623, targets elevated levels of B-lymphocyte stimulator, or (BAFF or BLyS), which has been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus). For more information, please visit www.anthera.com.
Safe Harbor Statement
Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to the anticipated initiation of Anthera’s clinical studies, anticipated duration and expected results of these studies, and the progression of Anthera’s products through future stages of clinical development. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in the Company’s public filings with the Securities and Exchange Commission, including Anthera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.
CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510-856-5586.

ANTHERA PHARMACEUTICALS, INC.
A Development Stage Company
STATEMENT OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
OPERATING EXPENSE:
Research and development	$6,885,125	$2,525,948	$18,565,088	$7,727,129
General and administrative	1,510,021	884,908	4,244,000	2,730,482

Total operating expense	8,395,146	3,410,856	22,809,088	10,457,611

LOSS FROM OPERATIONS:	(8,395,146)	(3,410,856)	(22,809,088)	(10,457,611)

OTHER INCOME (EXPENSE):
Interest and other income	61,606	—	76,562	21,559
Interest and other expense	—	(193,556)	(4,641,169)	(289,776)

Total other income (expense)	61,606	(193,556)	(4,564,607)	(268,217)

NET LOSS	$(8,333,540)	$(3,604,412)	$(27,373,695)	$(10,725,828)

Net loss per share—basic and diluted	$(0.36)	$(2.37)	$(1.40)	$(7.16)

Weighted-average number of shares used in per share calculation— basic and diluted	22,964,279	1,520,875	19,567,058	1,498,108

ANTHERA PHARMACEUTICALS, INC.
A Development Stage Company
BALANCE SHEET DATA
(unaudited)

	September 30,	December 31,
	2010	2009

Cash and cash equivalents	$51,208,720	$3,803,384
Short term investments	$21,878,890
Total assets	$74,923,205	$5,888,789
Total notes payable	$—	$13,129,877
Total warrant and derivative liabilities	$—	$406,130
Total current liabilities	$4,837,707	$18,167,645
Deficit accumulated during development stage	$(92,603,647)	$(65,229,952)
Total shareholders’ equity (deficit)	$70,085,498	$(12,278,856)

Common shares outstanding	32,796,690	1,566,199
Preferred shares outstanding	—	8,146,308